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 FORM 3                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        OMB APPROVAL
                                                  WASHINGTON, D.C. 20549                            OMB Number           3235-0104
                                                                                                    Expires:    September 30, 1998
                                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES            Estimated average burden
                                                                                                    hours per response . . . . 0.5
        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                    Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
1. Name and Address of Reporting Person*       2. Date of Event Re-       4. Issuer Name and Ticker or Trading Symbol
                                                  quiring Statement          OLD KENT FINANCIAL CORPORATION (OKEN)
                                                  (Month/Day/Year)
    KREI,       KENNETH           C.                                      5. Relationship of Reporting Person(s) to Issuer
   (Last)       (First)        (Middle)                                                  (Check all applicable)
                                                       8/18/97            _____  Director             _____ 10% Owner
                                                                             [X] Officer (give        _____ Other (specify
   111 LYON STREET, N.W.                                                                  title below              below)
               (Street)                        3. IRS or Social Se-                EXECUTIVE VICE PRESIDENT
                                                  curity Number of
                                                  Reporting Person        6. If Amendment, Date of Original (Month/Day/Year)
   GRAND RAPIDS, MICHIGAN         49503           Voluntary
   (City)       (State)           (Zip)
                                                                          7. Individual or Joint/Group Filing
                                                                             (Check Applicable Line)
                                                                           [X] Form filed by One Reporting Person
                                                                           ___ Form filed by More than One Reporting Person
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                                     TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
1. Title of Security           2. Amount of Securities     3. Ownership Form:       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     Beneficially Owned          Direct (D) or            (Instr. 5)
                                  (Instr. 4)                  Indirect (I)
                                                              (Instr. 5)
Common Stock                            5,750                      D
Common Stock                              207<F1>                  I                    Thrift Plan






<F1> The number of shares reported is the reporting person's best estimate based on plan statement dated July 31, 1997.
   Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
   * If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

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FORM 3 (CONTINUED)
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      TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
1. Title of Derivative Security            2. Date Exercisable and           3. Title and Amount of Securities Underlying
   (Instr. 4)                                 Expiration Date                   Derivative Security (Instr. 4)
                                              (Month/Day/Year)
                                               Date         Expiration                                         Amount or Number
                                            Exercisable        Date                       Title                   of Shares
Stock Option (Right to Buy)                 6/16/97           6/16/07           Common Stock                         2,084









4. Conversion or Exercise Price of         5. Ownership Form of              6. Nature of Indirect Beneficial Ownership
   Derivative Security                        Derivative Security:              (Instr. 5)
                                              Direct (D) or Indirect (I)
                                              (Instr. 5)

$54.1660                                            D







Explanation of Responses:





                                                                             /S/ KENNETH C. KREI                 AUGUST 26, 1997
**Intentional misstatements or omissions of facts constitute Federal         **Signature of Reporting Person           Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                Kenneth C. Krei

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient.  SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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